Exhibit 99.1

Kenexa Announces Financial Results for Fourth Quarter and Full Year 2009

WAYNE, Pa. – February 2, 2009 – Kenexa (Nasdaq: KNXA), a global provider of business solutions for human resources, today announced operating results for the fourth quarter ended December 31, 2009.

For the fourth quarter of 2009, Kenexa reported total revenue of $39.1 million, compared to $45.1 million for the fourth quarter of 2008.  Within total revenue, subscription revenue was $33.3 million for the fourth quarter of 2009, a slight sequential increase compared to the third quarter of 2009 and compared to $37.6 million for the fourth quarter of 2008.  Professional services and other revenue was $5.7 million for the fourth quarter of 2009, compared to $7.1 million in the third quarter of 2009 and $7.5 million for the fourth quarter of 2008.

“Our fourth quarter financial results were consistent with our expectations, and were highlighted by 29% year-over-year growth in deferred revenue and cash flows from operations that were again strong at approximately $13 million,” said Rudy Karsan, Chief Executive Officer of Kenexa.  “As we enter 2010, we continue to believe that Kenexa’s financial performance will remain consistent with recent quarters as the unemployment rate approaches stability, which is currently expected to occur around the middle of the year.  As this occurs, we believe that Kenexa is well positioned to begin scaling its quarterly revenue run rate.”

Karsan added, “With the combination of an expected improvement in the business environment and more favorable comparisons, we expect Kenexa to return to year-over-year growth during 2010.  Moreover, we are confident in Kenexa’s long-term competitive position and believe our unique end-to-end value proposition mirrors the sweet spot of customer demand among the Global 5,000.  As such, we plan on further increasing our investments in sales and marketing during 2010 in order to position Kenexa for market share gains.”

Non-GAAP income from operations, which excludes share-based compensation expense, amortization of intangibles associated with previous acquisitions, and non-controlling interests, was $3.3 million for the three months ended December 31, 2009.  For the three months ended December 31, 2008, non-GAAP income from operations, which excludes share-based compensation expense, amortization of intangibles associated with previous acquisitions, restructuring charges, legal fees related to restructuring charges and a non-cash goodwill impairment charge, was $6.3 million.  Non-GAAP net income available to common shareholders was $2.9 million for the three months ended December 31, 2009.  Non-GAAP net income available to common shareholders was $0.13 per diluted share for the quarter ended December 31, 2009, which was consistent with the company’s guidance and compared to $0.27 per diluted share in the fourth quarter of 2008.

Kenexa’s income from operations for the three months ended December 31, 2009, determined in accordance with GAAP, was $0.8 million, compared with loss from operations of $166.1 million for the same period of 2008. GAAP net income available to common shareholders was $0.3 million, or $0.01 per diluted share for the three months ended December 31, 2009, compared to a net loss of $120.9 million and a loss of $5.36 per diluted share in the same period of 2008. GAAP loss from operations, net loss and net loss per share in the fourth quarter of 2008 included the impact of a $167.0 million goodwill impairment charge.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Kenexa had cash, cash equivalents and investments of $58.8 million at December 31, 2009, an increase from $50.2 million at the end of the prior quarter.  The Company generated cash from operations of $13.0 million during the fourth quarter, which was partially offset by capital expenditures.  Deferred revenue was $50.0 million at December 31, 2009, an increase of approximately $5.8 million compared to the end of the third quarter 2009 and an increase of 29% from the end of the year ago period.

Other Fourth Quarter Highlights

•	More than “30” “preferred partner” customers were added during the quarter (defined as customers that spend more than $50,000 annually).

•	The average annual revenue from the Company’s top 80 customers was greater than $1.0 million, consistent with the end of the prior quarter.

•	Continued global expansion with the opening of an office in Buenos Aires, Argentina, which includes an RPO Center of Excellence and support for Latin American and major multinational organizations.

Full Year 2009 Financial Results

For the full year 2009, Kenexa reported total revenue of $157.7 million, compared to $203.7 million for the full year 2008.  Subscription revenue was $133.9 million and professional services revenue was $23.8 million for the full year 2009, compared to $163.4 million and $40.3 million, respectively, in the year ago period.

Non-GAAP income from operations, which excludes share-based compensation expense, amortization of intangibles associated with previous  acquisitions, noncontrolling interests, professional fees associated with joint ventures, severance expense, and a non-cash goodwill impairment charge, was $15.9 million for the year ended December 31, 2009, representing a 10% non-GAAP operating margin and compared to $36.6 million in the year ago period.  See the non-GAAP reconciliation table below for a review of 2008 exclusions

Non-GAAP net income, which excludes the above-mentioned items and a write-off of deferred financing fees, was $14.2 million, or $0.62 per diluted share, for the year ended December 31, 2009, compared to $1.34 in the year ago period.  See the non-GAAP reconciliation table below for a review of 2008 exclusions.

Kenexa’s loss from operations for the full year 2009, determined in accordance with GAAP, was $29.0 million compared with loss from operations of $144.2 million for 2008. GAAP net loss was $31.1 million or $1.38 per share for the full year 2009, compared to net loss of $104.7 million or a loss of $4.60 per diluted share for the full year 2008.  GAAP loss from operations, net loss and loss per share included the impact of a non-cash goodwill impairment charge of $33.3 million for the full year 2009, while the year ago period included a similar charge for $167.0 million.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Business Outlook

Based on information as of today, February 2, 2010, the Company is issuing guidance for the first quarter and full year 2010 as follows:

First Quarter 2010: The Company expects revenue to be $38 million to $40 million, and non-GAAP operating income to be $2.2 million to $2.6 million. Assuming an effective tax rate for reporting purposes of approximately 20% and approximately 23.0 million shares outstanding, Kenexa expects its non-GAAP net income per diluted share to be $0.08 to $0.09.

Full Year 2010: The Company expects revenue to be $160 million to $168 million, and non-GAAP operating income to be $14.5 million to $18.5 million. Assuming an effective tax rate for reporting purposes of approximately 20% and approximately 23.0 million shares outstanding, Kenexa expects its non-GAAP net income per diluted share to be $0.52 to $0.66.

Conference Call Information

Kenexa will host a conference call today, February 2, 2010, at 5:00 pm (Eastern Time) to discuss the Company's financial results. To access this call, dial 877-407-9039 (domestic) or 201-689-8470 (international). A replay of this conference call will be available through February 9, 2010, at 877-660-6853 (domestic) or 201-612-7415 (international). The replay account number is 3055 and the passcode is 341375. A live webcast of this conference call will be available on the "Investor Relations" page of the Company's Web site, (www.kenexa.com) and a replay will be archived on the Web site as well.

Forward-Looking Statements

This press release includes certain “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning.  These statements may contain, among other things, guidance as to future revenue and earnings, operations, expected benefits from acquisitions, prospects of the business generally, intellectual property and the development of products.  These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in Kenexa’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission and as revised or supplemented by Kenexa’s quarterly reports on Form 10-Q.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors, Kenexa’s ability to implement business and acquisition strategies or to complete or integrate acquisitions.  Kenexa does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures.  Kenexa believes that non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Kenexa’s financial condition and results of operations.  The Company’s management uses these non-GAAP results to compare the Company’s performance to that of prior periods for trend analyses, for purposes of determining executive incentive compensation, and for budget and planning purposes.  These measures are used in monthly financial reports prepared for management and in quarterly financial reports presented to the Company’s Board of Directors.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial measures with other companies in the Company’s industry, many of which present similar non-GAAP financial measures to investors.

Management of the Company does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of such non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded.  In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures.

In order to compensate for these limitations, management of the Company presents its non-GAAP financial measures in connection with its GAAP results.  Kenexa urges investors and potential investors in the Company’s securities to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures which it includes in press releases announcing earnings information, including this press release, and not to rely on any single financial measure to evaluate the Company’s business.

Kenexa presents the following non-GAAP financial measures in this press release: non-GAAP income from operations; non-GAAP net income available to common shareholders’; non-GAAP gross profit; non-GAAP sales and marketing expense; non-GAAP general and administrative expense; non-GAAP research and development expense; non-GAAP operating margin, and non-GAAP diluted net income per share as described below.

The Company’s non-GAAP financial measures exclude the following:

Share-based compensation.  Share-based compensation consists of expenses for stock options and stock awards that the Company began recording in accordance with SFAS 123(R) during the first quarter of 2006. Share-based compensation was $1.3 million for the three months ended December 31, 2009 and 2008. Share-based compensation expenses are excluded in the Company’s non-GAAP financial measures because share-based compensation amounts are difficult to forecast. This is due in part to the magnitude of the charges which depends upon the volume and timing of stock option grants, which are unpredictable and can vary dramatically from period to period, and external factors such as interest rates and the trading price and volatility of the Company’s common stock.  The Company believes that this exclusion provides meaningful supplemental information regarding the Company’s operating results because these non-GAAP financial measures facilitate the comparison of results for future periods with results from past periods. The dilutive effect of all outstanding options is included in the calculation of diluted earnings per share on both a GAAP and a non-GAAP basis.

Amortization of acquired intangible assets. In accordance with GAAP, operating expenses include amortization of acquired intangible assets which are amortized over the estimated useful lives of such assets.  Amortization of acquired intangible assets was $1.3 million for the three months ended December 31, 2009, and $1.5 million for the three months ended December 31, 2008. Amortization of acquired intangible assets is excluded from the Company’s non-GAAP financial measures because the Company believes that such exclusion facilitates comparisons to its historical operating results and to the results of other companies in the same industry, which have their own unique acquisition histories.

Goodwill impairment charge. The Company recorded a non-cash goodwill impairment charge in the first quarter of 2009 of $33.3 million and $167.0 million in the fourth quarter of 2008 of as a result of a substantial decrease in the Company’s stock price, reflecting the impact of the unprecedented turmoil in world economies and the resultant impact on the Company’s operations.

Severance expenses. The company incurred charges in the amount of $1.2 million in relation to additional severance expenses in the first quarter of 2009. These charges were excluded them from its non-GAAP income to facilitate a more meaningful comparison to the prior year’s results.

Professional fees related to our Chinese expansion.  The company incurred professional fees in connection with its Chinese expansion in the amount of $0.7 million during the first quarter of 2009.  The Company believes that such exclusion facilitates comparisons to its historical operating results and to the results of other companies in the same industry, which have their own unique acquisition histories.

Non Controlling Interest.   Non Controlling interest of $0.1 million includes income from operations due to our Chinese joint venture partner and is excluded from the calculation of non-gaap net income from operations because it is unrelated to our ownership in the venture.

Charges related to retirement of line of credit facility. The Company terminated its secured credit facility in May 2009 and, as a result, wrote off its deferred financing fees of $0.3 million.   Because these charges were non-recurring in nature the Company has excluded them from its non-GAAP income to facilitate a more meaningful comparison to the prior year’s results.

Research and development (“R&D”) credits and the related consulting fees incurred to identify those credits.  R&D credits in 2008 relate to R&D activities performed during the entire year of 2008, and reduce the Company’s tax expense.  These tax credits totaling $0.5 million were claimed in the Company’s fourth quarter tax filing and are reflected in the Company’s December 31, 2008 financial statements.  The R&D tax credit is excluded from the Company’s non-GAAP financial measures in the current quarter to facilitate a more meaningful comparison to the prior year’s results .

Expenses related to restructuring charges and related legal fees. The company incurred charges in the amount of $2.5 million in relation to the restructuring in the fourth quarter of 2008. Such charges consisted of severance payments and legal charges in relation to the termination of approximately 12% of the global workforce.

About Kenexa

Kenexa® provides business solutions for human resources. We help global organizations multiply business success by identifying the best individuals for every job and fostering optimal work environments for every organization. For more than 20 years, Kenexa has studied human behavior and team dynamics in the workplace, and has developed the software solutions, business processes and expert consulting that help organizations impact positive business outcomes through HR. Kenexa is the only company that offers a comprehensive suite of unified products and services that support the entire employee lifecycle from pre-hire to exit. Additional information about Kenexa and its global products and services can be accessed at www.kenexa.com.

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Note to editors: Kenexa is a registered trademark of Kenexa.  Other company names, product names and company logos mentioned herein are the trademarks or registered trademarks of their respective owners.

Contact

MEDIA CONTACT:
Jennifer Meyer Kenexa (612) 332-6383 jennifer.meyer@kenexa.com	Jeanne Achille The Devon Group (732) 224-1000, ext. 11 jeanne@devonpr.com

INVESTOR CONTACT:
Kori Doherty ICR (617) 956-6730 kdoherty@icrinc.com

Kenexa Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	December 31,
	2009	2008
Assets	(unaudited)
Current assets
Cash and cash equivalents	$29,221	$21,742
Short-term investments	29,570	4,512
Accounts receivable, net of allowance for doubtful accounts of $2,090 and $3,755	26,782	33,518
Unbilled receivables	4,457	5,849
Income tax receivable	1,704	1,238
Deferred income taxes	8,685	4,615
Prepaid expenses and other current assets	8,428	3,745
Total current assets	108,847	75,219

Long-term investments	-	16,513
Property, plant and equipment, net of accumulated depreciation	19,530	20,175
Software, net of accumulated amortization	17,337	11,025
Goodwill	3,204	32,366
Intangible assets, net of accumulated amortization	9,143	13,414
Deferred income taxes, non-current	34,879	39,465
Deferred financing costs, net of accumulated amortization	-	364
Other long-term assets	9,403	9,924
Total assets	$202,343	$218,465

Liabilities and Shareholders' equity
Current liabilities
Accounts payable	$5,727	$6,448
Notes payable, current	16	40
Commissions payable	671	559
Accrued compensation and benefits	4,820	4,010
Other accrued liabilities	6,376	10,090
Deferred revenue	49,964	38,638
Capital lease obligations	211	143
Total current liabilities	67,785	59,928

Capital lease obligations, less current portion	259	108
Notes payable, less current portion	-	41
Deferred income taxes	850	1,789
Other liabilities	1,981	63
Total liabilities	70,875	61,929

Commitments and Contingencies

Non-controlling interest	1,330	-

Shareholders' equity
Preferred stock, par value $0.01; 10,000,000 shares authorized; no shares issued or outstanding	-	-

Common stock, par value $0.01; 100,000,000 shares authorized; 22,561,883 and 22,504,924 shares issued and outstanding, respectively	226	225
Additional paid-in capital	275,127	269,365
Accumulated deficit	(141,712)	(110,633)
Accumulated other comprehensive loss	(3,503)	(2,421)
Total shareholders' equity	130,138	156,536

Total liabilities and shareholders' equity	$202,343	$218,465

Kenexa Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31,		For Year Ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Subscription	$33,327	$37,565	$133,854	$163,420
Other	5,732	7,493	23,815	40,312
Total revenues	39,059	45,058	157,669	203,732
Cost of revenues	12,909	14,854	53,371	61,593
Gross profit	26,150	30,204	104,298	142,139

Operating expenses:
Sales and marketing	9,153	9,605	35,182	40,780
General and administrative	9,829	11,397	40,801	48,884
Research and development	2,200	2,950	9,757	15,555
Depreciation and amortization	4,180	3,322	14,264	12,088
Restructuring charges	-	1,979	-	1,979
Goodwill impairment charge	-	167,011	33,329	167,011
Total operating expenses	25,362	196,264	133,333	286,297
Income (loss) from operations	788	(166,060)	(29,035)	(144,158)
Interest income (expense), net	142	179	(44)	1,395
Investment (loss) income	(66)	-	(12)	-
Income (loss) before income taxes	864	(165,881)	(29,091)	(142,763)
Income tax expense (benefit)	509	(45,026)	1,927	(38,071)
Net income (loss)	$355	$(120,855)	$(31,018)	$(104,692)
Income allocated to noncontrolling interests	(61)	-	(61)	-
Net income (loss) available to common shareholders'	$294	$(120,855)	$(31,079)	$(104,692)

Basic net income (loss) per share	$0.01	$(5.36)	$(1.38)	$(4.60)

Weighted average shares used to compute net income (loss) per share - basic	22,555,201	22,527,545	22,532,719	22,779,694

Diluted net income (loss) per share	$0.01	$(5.36)	$(1.38)	$(4.60)

Weighted average shares used to compute net income (loss) per share - diluted	22,953,165	22,527,545	22,532,719	22,779,694

Non-GAAP income from operations and non-GAAP net income reconciliation:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Non-GAAP income from operations reconciliation:

Income (loss) from operations	$788	$(166,060)	$(29,035)	$(144,158)
Add back:
Share-based compensation expense	1,285	1,332	5,364	5,761
Amortization of intangibles associated with acquisitions	1,292	1,511	4,475	5,456
Noncontrolling interests	(61)	-	(61)	-
Severance expense	-	-	1,156	-
Professional fees associated with joint ventures	-	-	687	-
Goodwill impairment charge	-	167,011	33,329	167,011
Restructuring charges	-	1,979	-	1,979
Legal fees related to restructuring charges	-	514	-	514
Non-GAAP income from operations	$3,304	$6,287	$15,915	$36,563

Weighted average shares used to compute non-GAAP net income per share - basic	22,555,201	22,527,545	22,532,719	22,779,694
Dilutive effect of options and restricted stock units	397,964	40,351	264,010	141,752
Weighted average shares used to compute non-GAAP net income per share - diluted	22,953,165	22,567,896	22,796,729	22,921,446

Non-GAAP income from operations as a percentage of total revenue	8%	14%	10%	18%

Non-GAAP income reconciliation:

Net income (loss) available to common shareholders'	$294	$(120,855)	$(31,079)	$(104,692)
Add back:
Share-based compensation expense	1,285	1,332	5,364	5,761
Amortization of intangibles associated with acquisitions	1,292	1,511	4,475	5,456
Severance expense	-	-	1,156	-
Professional fees associated with joint ventures	-	-	687	-
Write off of deferred financing fees	-	-	289	-
Goodwill impairment charge	-	167,011	33,329	167,011
Restructuring charges	-	1,979	-	1,979
Legal fees related to restructuring charges	-	514	-	514
Less: Income tax benefit associated with impairment charge	-	(44,926)	-	(44,926)
Less: One time benefit of R&D carryback	-	(467)	-	(467)
Non-GAAP net income available to common shareholders'	$2,871	$6,099	$14,221	$30,636

Non-GAAP diluted net income per share available to common shareholders'	$0.13	$0.27	$0.62	$1.34

Other non-GAAP measures referenced on earnings call:

Gross profit	$26,150	$30,204
Add: share-based compensation expense	88	74
Non-GAAP gross profit	$26,238	$30,278

Sales and marketing	$9,153	$9,605
Less: share-based compensation expense	(254)	(325)
Non-GAAP sales and marketing	$8,899	$9,280

General and administrative	$9,829	$11,397
Less: share-based compensation expense	(861)	(839)
Less: legal fees related to restructuring charges	-	(514)
Non-GAAP general and administrative	$8,968	$10,044

Research and development	$2,200	$2,950
Less: share-based compensation expense	(82)	(94)
Non-GAAP research and development	$2,118	$2,856

Kenexa Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	For year ended December 31,
	2009	2008
	(unaudited)
Cash flows from operating activities
Net loss	$(31,018)	$(104,692)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	14,264	12,088
Loss on change in fair market value of ARS and put option, net	12	-
Goodwill impairment charge	33,329	167,011
Share-based compensation expense	5,364	5,761
Excess tax benefits from share-based payment arrangements	-	(169)
Amortization of deferred financing costs	364	299
Bad debt (recoveries) expense	(400)	2,702
Deferred income (benefit) tax	(423)	(46,509)
Changes in assets and liabilities
Accounts and unbilled receivables	8,122	294
Prepaid expenses and other current assets	(3,454)	(243)
Income taxes receivable	(467)	(1,238)
Other long-term assets	(1,634)	(3,075)
Accounts payable	(873)	286
Accrued compensation and other accrued liabilities	(820)	(3,824)
Commissions payable	112	(466)
Deferred revenue	11,215	4,242
Other liabilities	1,844	(2)
Net cash provided by operations	35,537	32,465

Cash flows from investing activities
Capitalized software and purchases of property, plant and equipment	(15,340)	(20,783)
Purchases of available-for-sale securities	(14,884)	(20,495)
Sales of available-for-sale securities	3,715	55,706
Sales of trading securities	3,275	-
Acquisitions and joint venture, net of cash acquired	(4,998)	(34,174)
Net cash released from escrow for acquisitions		1,628
Net cash used in investing activities	(28,232)	(18,118)

Cash flows from financing activities
Repayments of notes payable	(73)	(40)
Proceeds from common stock issued through Employee Stock Purchase Plan	329	338
Purchase of additional interest in joint venture	(205)
Repurchase of common stock	-	(30,277)
Excess tax benefits from share-based payment arrangements	-	169
Net proceeds from option exercises	70	367
Repayments of capital lease obligations	(290)	(232)
Net cash provided by (used in) financing activities	(169)	(29,675)

Effect of exchange rate changes on cash and cash equivalents	343	(962)

Net increase (decrease) in cash and cash equivalents	7,479	(16,290)
Cash and cash equivalents at beginning of year	21,742	38,032
Cash and cash equivalents at end of year	$29,221	$21,742

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest expense	$191	$200
Income taxes	$5,585	$5,089

Noncash investing and financing activities
Capital lease obligations incurred	$513	$260
Stock issuance for earn out	$-	$1,050